December 05, 2023

Exodus Announces End of ATS Trading in Preparation for OTCQB Listing

OMAHA, Neb., Dec. 05, 2023 (GLOBE NEWSWIRE) Exodus Movement, Inc. (tZERO Securities ATS and Securitize Markets ATS:EXOD), (“the Company”), the leading self-custodial cryptocurrency software platform, announces that trading of its Class A shares on the tZERO Securities ATS and the Securitize Markets ATS will cease after the close of trading on Monday, December 11, 2023.  This is being done to allow shareholders time to arrange the transfer of their shares to a brokerage account for participation in Exodus’ planned OTC Markets OTCQB listing.

Shareholders with Class A shares in a tZERO brokerage account will, following completion of the customary transfer process, become direct record holders on the shareholder register of Exodus’ transfer agent, Securitize, in preparation for upcoming OTC Markets trading. Additionally, shareholders with Class A shares in a Securitize Markets brokerage account are already direct record holders on the shareholder register of Securitize.

About Exodus

Exodus is on a mission to help half the world exit the traditional finance system. Founded in 2015, Exodus is a multi-asset software wallet that removes the geek requirement and keeps design a priority to make cryptocurrency and digital assets easy for everyone. Available for desktop, mobile and browser, Exodus allows users to secure, manage and swap cryptocurrencies like Bitcoin, Ethereum, and more across an industry-leading 10,000+ asset pairs from a beautiful, easy-to-use wallet. The self-custodial functionality is encrypted locally on users' own devices, ensuring privacy, security and complete control over their wealth. For more info visit exodus.com.

About tZERO Securities

tZERO Securities, LLC is a broker-dealer registered with the SEC and a member of FINRA and SIPC. More information about tZERO Securities may be found at https://brokercheck.finra.org/.

Contact Exodus Customer Support
support@exodus.com

Contact Exodus Investor Relations
investors@exodus.com

Contact tZERO Securities
support@tzero.com

Contact Securitize Markets ATS
investorsupport@securitize.io

Forward-Looking Statements

This press release contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us as of the date hereof. In some cases, you can identify forward-looking statements by the following words: "will," "expect," "would," "intend," "believe," or other comparable terminology. Forward-looking statements in this document include, but are not limited to, quotations from management regarding confidence in our products, services, business trajectory and plans, and certain business metrics. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and may cause actual results or performance to be materially and adversely different.

Factors that might cause such a difference include, but are not limited to: expectations regarding future customer adoption of Exodus for dApps, DeFi and NFTs compared to its competitors; the ongoing conflict in Ukraine, the impact of sanctions or other restrictive actions, by the United States and other countries, and the potential response by Russia thereto; difficulties predicting user behavior and changes in user spending habits as a result of, among other things, prevailing economic conditions, levels of employment, salaries and wages, inflation and consumer confidence, particularly in light of the pandemic and as pandemic-related restrictions are eased regionally and globally; unexpected or rapid changes in the growth or decline of our domestic and/or international markets; increasing competition from existing and new competitors; rapidly evolving and groundbreaking advances that fundamentally alter the digital asset and cryptocurrency industry; continued compliance with regulatory requirements; volatility in the price of cryptocurrencies, such as Bitcoin, and other digital assets; the possibility that the development and release of new products or enhancements to existing products do not proceed in accordance with the anticipated timeline or may themselves contain bugs or errors requiring remediation and that the market for the sale of these new or enhanced products may not develop as expected; the risks relating to our ability to sustain or increase profitability or revenue growth in future periods (or minimize declines) while controlling expenses; the compromise of user data for any reason; foreign operational, political and other risks relating to our operations; unexpected delays encountered during the audit process; and the loss of key personnel, labor shortages or work stoppages.

More information on the factors, risks and uncertainties that could cause or contribute to such differences is included in our filings with the Securities and Exchange Commission, including in the "Risk Factors" and "Management's Discussion & Analysis" sections of 2023 Form 1-K. We cannot assure you that the forward-looking statements will prove to be accurate. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.